FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO	(540) 951-6236
J. Robert Buchanan, Treasurer	(276) 979-0341

NATIONAL BANKSHARES, INC. RELEASES EARNINGS FOR 2007

BLACKSBURG, VA, FEBRUARY 7, 2008: National Bankshares, Inc. (NASDAQ Capital Market: NKSH) today reported 2007 net income of nearly $12.68 million, up slightly over the $12.63 million earned in 2006. Because of higher earnings and the Company’s previously announced stock buyback program, basic net income per share increased from $1.80 in 2006 to $1.82 in 2007. Total assets at December 31, 2007 were nearly $887.65 million, an increase of 2.24% over the same period in 2006. Net loans grew to $518.44 million, an increase of 4.63% from 2006. For 2007, National Bankshares, Inc. had a return on average assets of 1.46% and a return on average equity of 12.60%.

For the three months ending December 31, 2007, the Company posted net income of $3.22 million, a small increase over the $3.20 million earned in the fourth quarter of 2006. This translates to basic net income per share of $0.46 for both periods.

James G. Rakes, National Bankshares’ Chairman, President & CEO, commented, “In these interesting times, I am pleased to report another solid year for National Bankshares. We were challenged with compression of the net interest margin during 2007, and we worked to overcome that challenge by adding quality loans to our portfolio and by controlling overhead costs. The 2006 merger of our two bank subsidiaries resulted in nice savings for 2007 in both occupancy expense and salary and benefits costs. Loan quality remained very good when viewed from a historical perspective. We did, however, make regular additions to the provision for loan losses during the year, both because of growth in net loans and because of an increase in total nonperforming assets from 2006’s very low level.” Mr. Rakes went on to say, “We continued to invest in the Company’s technology infrastructure last year. We believe that it is important to have a solid platform from which to offer customers a full range of products and services. But we think it is even more important for our customers to have a trusted person to help them with their financial transactions. It is this relationship-based business philosophy that has guided us since the founding of National Bank in 1891 and will continue to guide us in the future.”

National Bankshares, Inc. is a financial holding company that is the parent of the National Bank of Blacksburg, which does business as National Bank from 26 office locations throughout Southwest Virginia. The Company, which is headquartered in Blacksburg, Virginia, also has a financial services subsidiary, National Bankshares Financial Services, Inc., doing business in the same market as National Bankshares Investment Services and National Bankshares Insurance Services. Company stock is traded on the NASDAQ Capital Market under the symbol “NKSH”. Additional information about National Bankshares, Inc. is available on its website at www.nationalbankshares.com.

(Unaudited tables follow)

National Bankshares, Inc.And Subsidiaries
(000's), except ratios and percent data

Three months ending	December 31, 2007	December 31, 2006	Change

Selected Consolidated Data :
Interest income	$12,851	$12,427	3.41%
Interest expense	5,517	5,261	4.87%
Net interest income	7,334	7,166	2.34%
Provision for loan losses	294	9	3166.67%
Trust income	314	469	-33.05%
Other noninterest income	1,883	1,830	2.90%
Salary and benefits	2,533	2,760	-8.22%
Occupancy expense	427	478	-10.67%
Amortization of intangibles	285	284	0.35%
Other noninterest expense	1,850	1,852	-0.11%
Income taxes	-919	-881	4.31%
Net income	$3,223	$3,201	0.69%
Basic net income per share	$0.46	$0.46	$0.00

Daily averages:
Gross loans	$520,992	$498,366	4.54%
Loans,net	514,814	492,104	4.61%
Total securities	277,008	272,644	1.60%
Total deposits	763,023	751,639	1.51%
Other borrowings	65	78	-16.67%
Stockholders' equity	103,677	97,741	6.07%
Cash and due from	13,870	15,795	-12.19%
Interest-earning assets	816,169	792,919	2.93%
Interest-bearing liabilities	651,162	646,673	0.69%
Intangible assets	15,000	16,138	-7.05%
Total assets	874,400	854,040	2.38%

Financial ratios: Note (1)
Return on average assets	1.46%	1.49%	-0.03
Return on average equity	12.33%	12.99%	-0.66
Net interest margin	3.95%	4.06%	-0.11
Average equity to average assets	11.86%	11.44%	0.41
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,043	$5,252	-3.98%
Provision for losses	294	9	3166.67%
Charge-offs	-152	-114	33.33%
Recoveries	34	10	240.00%
Ending balance	$5,219	$5,157	1.20%

Year to Date	December 31, 2007	December 31, 2006	Change

Selected Consolidated Data :
Interest income	$50,769	$47,901	5.99%
Interest expense	21,745	18,564	17.14%
Net interest income	29,024	29,337	-1.07%
Provision for loan losses	423	49	763.27%
Trust income	1,333	1,528	-12.76%
Other noninterest income	7,427	7,274	2.10%
Salary and benefits	10,773	11,466	-6.04%
Occupancy expense	1,743	1,957	-10.94%
Amortization of intangibles	1,138	1,137	0.09%
Other noninterest expense	7,302	7,110	2.70%
Income taxes	-3,730	-3,788	-1.53%
Net income	$12,675	$12,632	0.34%
Basic net income per share	$1.82	$1.80	$0.02
Fully diluted net income per share	$1.82	$1.80	$0.02
Dividends per share	$0.73	$0.71	$0.02
Dividend payout ratio	41.80	40.44	$1.36
Book value per share	$15.07	13.86	$1.21

Balance sheet at period-end:
Gross loans	$524,773	$501,702	4.60%
Loans, net	$518,435	$495,486	4.63%
Total securities	273,343	285,489	-4.25%
Cash and due from	16,324	15,283	6.81%
Total deposits	776,339	764,692	1.52%
Other borrowings	64	73	-12.33%
Stockholders' equity	104,800	96,755	8.31%
Intangible assets	14,838	15,976	-7.12%
Total assets	887,647	868,203	2.24%

Daily averages:
Gross loans	$511,215	$493,668	3.55%
Loans,net	505,070	487,130	3.68%
Total securities	282,734	261,743	8.02%
Total deposits	758,657	724,015	4.78%
Other borrowings	626	420	49.05%
Stockholders' equity	100,597	90,470	11.19%
Cash and due from	13,947	15,976	-12.70%
Interest-earning assets	807,686	769,931	4.90%
Interest-bearing liabilities	650,429	610,534	6.53%
Intangible assets	15,426	17,500	-11.85%
Total assets	867,061	819,341	5.82%

Financial ratios: Note (1)
Return on average assets	1.46%	1.50%	-0.04
Return on average equity	12.60%	13.41%	-0.81
Net interest margin	3.98%	4.14%	-0.16

Efficiency ratio	51.11%	52.74%	-1.63
Average equity to average assets	11.60%	11.04%	0.56
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,157	$5,449	-5.36%
Provision for losses	423	49	763.27%
Charge-offs	-471	-459	2.61%
Recoveries	110	118	-6.78%
Ending balance	$5,219	$5,157	1.20%

Nonperforming assets:
Nonaccrual loans	1,150	---	---
Restructured loans	---	---	---
Total nonperforming loans Note (2)	1,150	0	---
Other real estate owned	263	390	-32.56%
Total nonperforming assets	$1,413	$390	262.31%

Asset quality ratios: Note (3)
Nonperforming loans to total loans	0.220%	---	---
Allowance for loan losses to total loans	1.00%	1.03%	-3.33%
Allowance for loan losses to nonperforming loans	453.83%	---	---
Note (2) Loans 90 days past due or more not included
Note (3) Ratio change measured in bp